Exhibit 4.2

SECURITY AGREEMENT

SECURITY AGREEMENT (this “Agreement”), dated as of __________, 2015, by and among ID Global Solutions Corporation, a Delaware corporation (the “Company”) and the secured parties signatory hereto and their respective endorsees, transferees and assigns (collectively, the “Secured Party”).

W I T N E S S E T H:

WHEREAS, pursuant to a Securities Purchase Agreement, dated the date hereof, between the Company and the Secured Party (the “Purchase Agreement”), the Company has agreed to issue to the Secured Party and the Secured Party has agreed to purchase from the Company certain of the Company’s 12% Secured Promissory Notes (the “Secured Notes”); and

WHEREAS, in order to induce the Secured Party to purchase the Secured Notes, Company has agreed to execute and deliver to the Secured Party this Agreement for the benefit of the Secured Party and to grant to it a security interest in certain property of Company to secure the prompt payment, performance and discharge in full of all of Company’s obligations under the Secured Notes and exercise and discharge in full of Company’s obligations under the Warrants; and

WHEREAS, in light of the foregoing, the Company expects to derive substantial benefit from the Purchase Agreement and sale of the Secured Notes and the transactions contemplated thereby and, in furtherance thereof, has agreed to execute and deliver this.

NOW, THEREFORE, in consideration of the agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.          Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth in this Section 1. Terms used but not otherwise defined in this Agreement that are defined in Article 9 of the UCC (such as “general intangibles” and “proceeds”) shall have the respective meanings given such terms in Article 9 of the UCC.

(a)          “Collateral” means the collateral, as set forth below, in which the Secured Party is granted a security interest by this Agreement and which shall include the following, whether presently owned or existing or hereafter acquired or coming into existence, and all additions and accessions thereto and all substitutions and replacements thereof, and all proceeds, products and accounts thereof, including, without limitation, all proceeds from the sale or transfer of the Collateral and of insurance covering the same and of any tort claims in connection therewith:

(i)          800 shares of common stock, $10.00 par value per share, of ID Global LATAM S.A.S., a Colombian corporation and a wholly-owned subsidiary of the Company (“ID LATAM”), representing all of the outstanding securities of ID LATAM, which sole asset will be eighty (80) Model PD185 – Automated Data Processing Machines for Electronic Ticketing as more specifically described on Schedule A (the “Kiosks”).

(b)          “Company” shall mean, collectively, Company and all of the subsidiaries of Company, a list of which is contained in Schedule B, attached hereto.

(c)          “Obligations” means all of the Company’s obligations under this Agreement and the Secured Notes, in each case, whether now or hereafter existing, voluntary or involuntary, direct or indirect, absolute or contingent, liquidated or unliquidated, whether or not jointly owed with others, and whether or not from time to time decreased or extinguished and later decreased, created or incurred, and all or any portion of such obligations or liabilities that are paid, to the extent all or any part of such payment is avoided or recovered directly or indirectly from the Secured Party as a preference, fraudulent transfer or otherwise as such obligations may be amended, supplemented, converted, extended or modified from time to time.

(d)          “UCC” means the Uniform Commercial Code, as currently in effect in the State of Florida.

2.          Grant of Security Interest. As an inducement for the Secured Party to purchase the Secured Notes and to secure the complete and timely payment, performance and discharge in full, as the case may be, of all of the Obligations, the Company hereby, unconditionally and irrevocably, pledges, grants and hypothecates to the Secured Party and together with the holders of the Secured Notes, a continuing security interest in, a continuing lien upon, an unqualified right to possession and disposition of and a right of set-off against, in each case to the fullest extent permitted by law, all of the Company’s right, title and interest of whatsoever kind and nature in and to the Collateral (the “Security Interest”).

3.          Representations, Warranties, Covenants and Agreements of the Company. The Company represents and warrants to, and covenants and agrees with, the Secured Party as follows:

(a)          The Company has the requisite corporate power and authority to enter into this Agreement and otherwise to carry out its obligations thereunder. The execution, delivery and performance by the Company of this Agreement and the filings contemplated therein have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company. This Agreement constitutes a legal, valid and binding obligation of the Company enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditor’s rights generally.

(b)          ID LATAM is a wholly owned subsidiary of the Company. ID LATAM is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, with full power and authority (corporate and other) to own, lease, use and operate its properties and to carry on its business as and where now owned, leased, used, operated and conducted. ID LATAM’s total number of shares authorized consists of 5,000 shares of common stock of which 800 shares of common stock are issued and outstanding and held by the Company.

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(c)          The Company represents and warrants that it has no place of business or offices where its respective books of account and records are kept (other than temporarily at the offices of its attorneys or accountants) or places where Collateral is stored or located, except as set forth on Schedule B attached hereto;

(d)          The Company shall at all times maintain its books of account and records relating to the Collateral at its principal place of business and its Collateral at the locations set forth on Schedule B attached hereto and may not relocate such books of account and records or tangible Collateral unless it delivers to the Secured Party at least 30 days prior to such relocation (i) written notice of such relocation and the new location thereof (which must be within the United States) and (ii) evidence that appropriate financing statements and other necessary documents have been filed and recorded and other steps have been taken to perfect the Security Interest to create in favor of the Secured Party valid, perfected and continuing liens in the Collateral. Within 45 days from the end of each quarter while the Secured Notes remain outstanding, the Company shall provide the Secured Party with Financial statements of the entity/entities funded using the proceeds of the Secured Notes. The financial statements shall be prepared according to appropriate currency translation method for foreign currency transaction.

(e)          This Agreement creates in favor of the Secured Party a valid security interest in the Collateral securing the payment and performance of the Obligations and, upon making the filings described in the immediately following sentence, a perfected priority security interest in such Collateral. Except for the filing of financing statements on Form-1 under the UCC with the jurisdictions indicated on Schedule B, attached hereto, no authorization or approval of or filing with or notice to any governmental authority or regulatory body is required either (i) for the grant by the Company of, or the effectiveness of, the Security Interest granted hereby or for the execution, delivery and performance of this Agreement by the Company or (ii) for the perfection of or exercise by the Secured Party of its rights and remedies hereunder.

(f)          The execution, delivery and performance of this Agreement does not conflict with or cause a breach or default, or an event that with or without the passage of time or notice, shall constitute a breach or default, under any agreement to which the Company is a party or by which the Company is bound. No consent (including, without limitation, from stock holders or creditors of the Company) is required for the Company to enter into and perform its obligations hereunder.

(g)          The Company shall at all times maintain the liens and Security Interest provided for hereunder as valid and perfected priority liens in favor of the Secured Party until this Agreement and the Security Interest hereunder shall terminate pursuant to Section 11. The Company hereby agrees to defend the same against any and all persons. The Company shall safeguard and protect all Collateral for the account of the Secured Party. At the request of the Secured Party, the Company will sign and deliver to the Secured Party at any time or from time to time one or more financing statements pursuant to the UCC (or any other applicable statute) in form reasonably satisfactory to the Secured Party and will pay the cost of filing the same in all public offices wherever filing is, or is deemed by the Secured Party to be, necessary or desirable to effect the rights and obligations provided for herein. Without limiting the generality of the foregoing, the Company shall pay all fees, taxes and other amounts necessary to maintain the Collateral and the Security Interest hereunder, and the Company shall obtain and furnish to the Secured Party from time to time, upon demand, such releases and/or subordinations of claims and liens which may be required to maintain the priority of the Security Interest hereunder.

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(h)          The Company will not transfer, pledge, hypothecate, encumber, license (except for non-exclusive licenses granted by the Company in the ordinary course of business), sell or otherwise dispose of any of the Collateral without the prior written consent of the Secured Party.

(i)          The Company shall keep and preserve the Collateral in good condition, repair and order and shall not operate or locate any such Collateral (or cause to be operated or located) in any area excluded from insurance coverage.

(j)          The Company shall, within ten (10) days of obtaining knowledge thereof, advise the Secured Party promptly, in sufficient detail, of any substantial change in the Collateral, and of the occurrence of any event which would have a material adverse effect on the value of the Collateral or on the Secured Party’s security interest therein.

(k)          The Company shall promptly execute and deliver to the Secured Party such further deeds, mortgages, assignments, security agreements, financing statements or other instruments, documents, certificates and assurances and take such further action as the Secured Party may from time to time request and may in its sole discretion deem necessary to perfect, protect or enforce its security interest in the Collateral.

(l)          The Company shall permit the Secured Party and its representatives and agents to inspect the Collateral at any time, and to make copies of records pertaining to the Collateral as may be requested by the Secured Party from time to time.

(m)          The Company will take all steps reasonably necessary to diligently pursue and seek to preserve, enforce and collect any rights, claims, causes of action and accounts receivable in respect of the Collateral.

(n)          The Company shall promptly notify the Secured Party in sufficient detail upon becoming aware of any attachment, garnishment, execution or other legal process levied against any Collateral and of any other information received by the Company that may materially affect the value of the Collateral, the Security Interest or the rights and remedies of the Secured Party hereunder.

(o)          All information heretofore, herein or hereafter supplied to the Secured Party by or on behalf of the Company with respect to the Collateral is accurate and complete in all material respects as of the date furnished.

(p)          Schedule B attached hereto contains a list of all of the subsidiaries of Company.

4.            Defaults. The following events shall be “Events of Default”:

(a)          The occurrence of an Event of Default (as defined in the Secured Notes) under the Secured Notes;

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(b)          Any representation or warranty of the Company in this Agreement or in the Purchase Agreement shall prove to have been incorrect in any material respect when made;

(c)          The failure by the Company to observe or perform any of its obligations hereunder or in the Purchase Agreement for ten (10) days after receipt by the Company of notice of such failure from the Secured Party; and

(d)          Any breach of, or default under, the Warrants.

5.            Duty To Hold In Trust. Upon the occurrence of any Event of Default and at any time thereafter, the Company shall, upon receipt by it of any revenue, income or other sums, whether payable pursuant to the Secured Notes or otherwise, or of any check, draft, note, trade acceptance or other instrument evidencing an obligation to pay any such sum, hold the same in trust for the Secured Party and shall forthwith endorse and transfer any such sums or instruments, or both, to the Secured Party for application to the satisfaction of the Obligations.

6.            Rights and Remedies Upon Default. Upon occurrence of any Event of Default and at any time thereafter, the Secured Party shall have the right to exercise all of the remedies conferred hereunder and under the Secured Notes, and the Secured Party shall have all the rights and remedies of a secured party under the UCC and/or any other applicable law (including the Uniform Commercial Code of any jurisdiction in which any Collateral is then located). Without limitation, the Secured Party shall have the following rights and powers:

(a)          The Secured Party shall have the right to take possession of the Collateral and, for that purpose, enter, with the aid and assistance of any person, any premises where the Collateral, or any part thereof, is or may be placed and remove the same, and the Company shall assemble the Collateral and make it available to the Secured Party at places which the Secured Party shall reasonably select, whether at the Company’s premises or elsewhere, and make available to the Secured Party, without rent, all of the Company’s respective premises and facilities for the purpose of the Secured Party taking possession of, removing or putting the Collateral in saleable or disposable form.

(b)          The Secured Party shall have the right to operate the business of the Company using the Collateral and shall have the right to assign, sell, lease or otherwise dispose of and deliver all or any part of the Collateral, at public or private sale or otherwise, either with or without special conditions or stipulations, for cash or on credit or for future delivery, in such parcel or parcels and at such time or times and at such place or places, and upon such terms and conditions as the Secured Party may deem commercially reasonable, all without (except as shall be required by applicable statute and cannot be waived) advertisement or demand upon or notice to the Company or right of redemption of the Company, which are hereby expressly waived. Upon each such sale, lease, assignment or other transfer of Collateral, the Secured Party may, unless prohibited by applicable law which cannot be waived, purchase all or any part of the Collateral being sold, free from and discharged of all trusts, claims, right of redemption and equities of the Company, which are hereby waived and released.

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7.          Applications of Proceeds. The proceeds of any such sale, lease or other disposition of the Collateral hereunder shall be applied first, to the expenses of retaking, holding, storing, processing and preparing for sale, selling, and the like (including, without limitation, any taxes, fees and other costs incurred in connection therewith) of the Collateral, to the reasonable attorneys’ fees and expenses incurred by the Secured Party in enforcing its rights hereunder and in connection with collecting, storing and disposing of the Collateral, and then to satisfaction of the Obligations, and to the payment of any other amounts required by applicable law, after which the Secured Party shall pay to the Company any surplus proceeds. If, upon the sale, license or other disposition of the Collateral, the proceeds thereof are insufficient to pay all amounts to which the Secured Party is legally entitled, the Company will be liable for the deficiency, together with interest thereon, at the rate of 15% per annum (the “Default Rate”), and the reasonable fees of any attorneys employed by the Secured Party to collect such deficiency. To the extent permitted by applicable law, the Company waives all claims, damages and demands against the Secured Party arising out of the repossession, removal, retention or sale of the Collateral, unless due to the gross negligence or willful misconduct of the Secured Party.

8.          Costs and Expenses.          The Company agrees to pay all out-of-pocket fees, costs and expenses incurred in connection with any filing required hereunder, including without limitation, any financing statements, continuation statements, partial releases and/or termination statements related thereto or any expenses of any searches reasonably required by the Secured Party. The Company shall also pay all other claims and charges which in the reasonable opinion of the Secured Party might prejudice, imperil or otherwise affect the Collateral or the Security Interest therein. The Company will also, upon demand, pay to the Secured Party the amount of any and all reasonable expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, which the Secured Party may incur in connection with (i) the enforcement of this Agreement, (ii) the custody or preservation of, or the sale of, collection from, or other realization upon, any of the Collateral, or (iii) the exercise or enforcement of any of the rights of the Secured Party under the Secured Notes. Until so paid, any fees payable hereunder shall be added to the principal amount of the Secured Notes and shall bear interest at the Default Rate.

9.          Responsibility for Collateral. The Company assumes all liabilities and responsibility in connection with all Collateral, and the obligations of the Company hereunder or under the Secured Notes and the Warrants shall in no way be affected or diminished by reason of the loss, destruction, damage or theft of any of the Collateral or its unavailability for any reason.

10.          Security Interest Absolute. All rights of the Secured Party and all Obligations of the Company hereunder, shall be absolute and unconditional, irrespective of: (a) any lack of validity or enforceability of this Agreement, the Secured Notes or any agreement entered into in connection with the foregoing, or any portion hereof or thereof; (b) any change in the time, manner or place of payment or performance of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the Secured Notes or any other agreement entered into in connection with the foregoing; (c)  any exchange, release or nonperfection of any of the Collateral, or any release or amendment or waiver of or consent to departure from any other collateral for, or any guaranty, or any other security, for all or any of the Obligations; (d) any action by the Secured Party to obtain, adjust, settle and cancel in its sole discretion any insurance claims or matters made or arising in connection with the Collateral; or (e) any other circumstance which might otherwise constitute any legal or equitable defense available to the Company, or a discharge of all or any part of the Security Interest granted hereby. Until the Obligations shall have been paid and performed in full, the rights of the Secured Party shall continue even if the Obligations are barred for any reason, including, without limitation, the running of the statute of limitations or bankruptcy. The Company expressly waives presentment, protest, notice of protest, demand, notice of nonpayment and demand for performance. In the event that at any time any transfer of any Collateral or any payment received by the Secured Party hereunder shall be deemed by final order of a court of competent jurisdiction to have been a voidable preference or fraudulent conveyance under the bankruptcy or insolvency laws of the United States, or shall be deemed to be otherwise due to any party other than the Secured Party, then, in any such event, the Company’s obligations hereunder shall survive cancellation of this Agreement, and shall not be discharged or satisfied by any prior payment thereof and/or cancellation of this Agreement, but shall remain a valid and binding obligation enforceable in accordance with the terms and provisions hereof. The Company waives all right to require the Secured Party to proceed against any other person or to apply any Collateral which the Secured Party may hold at any time, or to marshal assets, or to pursue any other remedy. The Company waives any defense arising by reason of the application of the statute of limitations to any obligation secured hereby.

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11.          Term of Agreement. This Agreement and the Security Interest shall terminate on the date on which all payments under the Secured Notes have been made in full and all other Obligations have been paid or discharged. Upon such termination, the Secured Party, at the request and at the expense of the Company, will join in executing any termination statement with respect to any financing statement executed and filed pursuant to this Agreement.

12.          Power of Attorney; Further Assurances.

(a)          The Company and the Secured Party authorize Richard Greene (the “Agent”), and does hereby make, constitute and appoint it, and its respective officers, agents, successors or assigns with full power of substitution, as the Company’s true and lawful attorney-in-fact, with power, in its own name or in the name of the Company, to, after the occurrence and during the continuance of an Event of Default, (i) endorse any notes, checks, drafts, money orders, or other instruments of payment (including payments payable under or in respect of any policy of insurance) in respect of the Collateral that may come into possession of the Secured Party; (ii) to sign and endorse any UCC financing statement or any invoice, freight or express bill, bill of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications and notices in connection with accounts, and other documents relating to the Collateral; (iii) to pay or discharge taxes, liens, security interests or other encumbrances at any time levied or placed on or threatened against the Collateral; (iv) to demand, collect, receipt for, compromise, settle and sue for monies due in respect of the Collateral; and (v) generally, to do, at the option of the Secured Party, and at the Company’s expense, at any time, or from time to time, all acts and things which the Secured Party deems necessary to protect, preserve and realize upon the Collateral and the Security Interest granted therein in order to effect the intent of this Agreement, the Secured Notes and the Warrants, all as fully and effectually as the Company might or could do; and the Company hereby ratifies all that said attorney shall lawfully do or cause to be done by virtue hereof. This power of attorney is coupled with an interest and shall be irrevocable for the term of this Agreement and thereafter as long as any of the Obligations shall be outstanding.

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(b)          On a continuing basis, the Company will make, execute, acknowledge, deliver, file and record, as the case may be, in the proper filing and recording places in any jurisdiction, including, without limitation, the jurisdictions indicated on Schedule C, attached hereto, all such instruments, and take all such action as may reasonably be deemed necessary or advisable, or as reasonably requested by the Secured Party, to perfect the Security Interest granted hereunder and otherwise to carry out the intent and purposes of this Agreement, or for assuring and confirming to the Secured Party the grant or perfection of a security interest in all the Collateral.

(c)          The Company hereby irrevocably appoints the Agent as the Company’s attorney-in-fact, with full authority in the place and stead of the Company and in the name of the Company, from time to time in the Agent’s discretion, to take any action and to execute any instrument which the Agent may deem necessary or advisable to accomplish the purposes of this Agreement, including the filing, in its sole discretion, of one or more financing or continuation statements and amendments thereto, relative to any of the Collateral without the signature of the Company where permitted by law.

13.          Notices. All notices, requests, demands and other communications hereunder shall be in writing, with copies to all the other parties hereto, and shall be deemed to have been duly given when (i) if delivered by hand, upon receipt, (ii) if sent by facsimile, upon receipt of proof of sending thereof, (iii) if sent by nationally recognized overnight delivery service (receipt requested), the next business day or (iv) if mailed by first-class registered or certified mail, return receipt requested, postage prepaid, four days after posting in the U.S. mails, in each case if delivered to the following addresses:

If to the Company, to:	ID Global Solutions Corporation
160 East Lake Brantley Drive
Longwood, FL 32779
Attention: Thomas R. Szoke
Telephone: (407) 951-8640
Facsimile:

With a copy to:	Fleming PLLC Attn: Stephen Fleming
49 Front Street, Suite 206 Rockville Centre, NY 11570
Telephone: (516) 833-5034
Facsimile: (516) 977-1029

If to the Secured Party, then the address set forth in the Purchase Agreement.

14.          Other Security. To the extent that the Obligations are now or hereafter secured by property other than the Collateral or by the guarantee, endorsement or property of any other person, firm, corporation or other entity, then the Secured Party shall have the right, in its sole discretion, to pursue, relinquish, subordinate, modify or take any other action with respect thereto, without in any way modifying or affecting any of the Secured Party’s rights and remedies hereunder.

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15.          Miscellaneous.

(a)          No course of dealing between the Company and the Secured Party, nor any failure to exercise, nor any delay in exercising, on the part of the Secured Party, any right, power or privilege hereunder or under the Secured Notes shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(b)          All of the rights and remedies of the Secured Party with respect to the Collateral, whether established hereby or by the Secured Notes or by any other agreements, instruments or documents or by law shall be cumulative and may be exercised singly or concurrently.

(c)          This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and is intended to supersede all prior negotiations, understandings and agreements with respect thereto. Except as specifically set forth in this Agreement, no provision of this Agreement may be modified or amended except by a written agreement specifically referring to this Agreement and signed by the parties hereto.

(d)          In the event that any provision of this Agreement is held to be invalid, prohibited or unenforceable in any jurisdiction for any reason, unless such provision is narrowed by judicial construction, this Agreement shall, as to such jurisdiction, be construed as if such invalid, prohibited or unenforceable provision had been more narrowly drawn so as not to be invalid, prohibited or unenforceable. If, notwithstanding the foregoing, any provision of this Agreement is held to be invalid, prohibited or unenforceable in any jurisdiction, such provision, as to such jurisdiction, shall be ineffective to the extent of such invalidity, prohibition or unenforceability without invalidating the remaining portion of such provision or the other provisions of this Agreement and without affecting the validity or enforceability of such provision or the other provisions of this Agreement in any other jurisdiction.

(e)          No waiver of any breach or default or any right under this Agreement shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default or right, whether of the same or similar nature or otherwise.

(f)          This Agreement shall be binding upon and inure to the benefit of each party hereto and its successors and assigns.

(g)          Each party shall take such further action and execute and deliver such further documents as may be necessary or appropriate in order to carry out the provisions and purposes of this Agreement.

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(h)          This Agreement shall be construed in accordance with the laws of the State of Florida, except to the extent the validity, perfection or enforcement of a security interest hereunder in respect of any particular Collateral which are governed by a jurisdiction other than the State of Florida in which case such law shall govern. Each of the parties hereto irrevocably submit to the exclusive jurisdiction of any Florida State or United States Federal court sitting in Sarasota county over any action or proceeding arising out of or relating to this Agreement, and the parties hereto hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such Florida State or Federal court. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. The parties hereto further waive any objection to venue in the State of Florida and any objection to an action or proceeding in the State of Florida on the basis of forum non conveniens.

(i)          EACH PARTY HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATER OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT FOR EACH PARTY TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH PARTY HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH PARTY WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH PARTY FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY HAS KNOWINGLY AND VOLUNTARILY WAIVES ITS RIGHTS TO A JURY TRIAL FOLLOWING SUCH CONSULTATION. THIS WAIVER IS IRREVOCABLE, MEANING THAT, NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS AND SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT. IN THE EVENT OF A LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(j)          This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and, all of which taken together shall constitute one and the same Agreement. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature were the original thereof.

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IN WITNESS WHEREOF, the parties hereto have caused this to be duly executed on the day and year first above written.

COMPANY

ID GLOBAL SOLUTIONS CORPORATION

By:
Thomas R. Szoke Chief Executive Officer

SECURED PARTY:

SCHEDULE A

Cronograma visitas de inspección CATIs y PVEs
Basado en inventario Angelcom de Junio 24 de 2015

Descripción CATI / PVE
Tipo	Zona	Nombre	Ubicación
KTI	Norte	KTI U Santo Tomas Campus - E1	Universidad Santo Tomas Sede Campus Autop. Norte Calle 209 vía Arrayanes kilómetro 1.5 Estacion Portal Norte
KTI	Norte	KTI U ECI Julio Garavito- E1	Universidad Escuela Colombiana de Ingeniería Julio Garavito Avenida Cra 45 no 205-59. Estación Portal Norte
KTI	Norte	KTI U Rosario Complementaria - E1	Universidad del Rosario Sede Complementaria Autop. Norte Calle 200 Antiguo Club el Polo. Estacion Portal Norte
KTI	Norte	KTI U Salle Norte - E1	Universidad de la Salle ( Sede Norte) Cra 7 # 172 - 85. Estacion Portal Norte
PVE	Norte	PORTAL NORTE	19003 PVE Colsubsidio Cll 170 - E1
PVE	Norte	PORTAL NORTE	19004 PVE exito Cll 170 - E1
KTI	Norte	KTI Cl 142 - E2	Ruta Cedritos Paradero 3 SUPERMERCADO LOS PAISAS. CALLE 151 # 12 B 13
KTI	Norte	KTI Cl 142 - E3	Ruta Cedritos Paradero 4 Plotter Point. CRA 10 # 149 A 23
KTI	Norte	KTI Cl 142 - E4	Ruta Cedritos Paradero 5 Hiperdroguería Bulevar. CLL 147 No 12-11
KTI	Norte	KTI Cl 142 -E5	Ruta Cedritos Paradero 2 Ciber Adictos.com Cll 151 # 13 A 73 Local 34
KTI	Norte	KTI Alcala - E1	Droguería Sfarma No 1. Cra 46 No 136-50 Sprint. Estacion Alcala
KTI	Norte	KTI Cll 100 - E1	Autopploter. Av 13 # 98 - 12. Estacion Calle 100
PVE	Norte	CALLE 100	19001 PVE Calle 100 - E1
PVE	Norte	CALLE 100	19033 PVE Calle 100 - E2
KTI	Norte	KTI U Militar Nueva Granada - E1	Universidad Militar Nueva Granada Cra 11 No. 101-80 Autopista Norte. Estacion Calle 100
KTI	Norte	KTI Compensar - E1	Compensar Calle 100 Caja de COompensación Familiar COMPENSAR - Calle 94 No. 23 - 43. Estacion Calle 100
KTI	Norte	KTI Virrey - E1	Cigarrería Metro 90. Calle 90 # 18 - 53 Local 2. Estacion Virrey
KTI	Norte	KTI Calle 85 - E2	Carrefour Express - Calle 85 No 13-85. Estacion Calle 85
KTI	Norte	KTI Heroes - E1	Vicky Café. Transversal 19 # 78 – 95 Centro Comercial Los Héroes Local 39. Estacion Heroes
PVE	Noroccidente	FERIAS	19114 PVE Jumbo Estación Ferias - E1
KTI	Noroccidente	KTI U Minuto de Dios - E1	Corporacion Universitaria Minuto de Dios - Sede Principal Calle 81B Nº 72B - 70. Estacion Minuto de Dios
KTI	Noroccidente	KTI Cra 90 - E1	Primavera Plaza Comercial. Av Cll 80#89 A 40. Estacion Carrera 90
KTI	Caracas	KTI U EAN - E1	Universidad EAN - CRA 11 No 78 – 47 Estacion Calle 76
PVE	Noroccidente	PORTAL 80	19101 PVE C.C. Portal 80 - E1
PVE	Noroccidente	PORTAL 80	19102 PVE Unicentro de Occidente - E1
PVE	Caracas	CALLE 76	19238 PVE Calle 76 - E2
KTI	Caracas	KTI U Central Sede Norte - E1	Universidad Central Sede Norte. Cafetería - Calle 75 No 15-91. Estacion Calle 76
KTI	Caracas	KTI U Sergio Arboleda - E1	Universidad Sergio Arboleda - Calle 74 # 14 - 14. Estacion Calle 72
KTI	Caracas	KTI Calle 72 - E1	Droguería Farmastop Plus - Calle 72 No 20-51. Estacion Calle 72
PVE	Caracas	CALLE 72	19202 PVE Calle 72 - E1
KTI	Caracas	KTI U Santo Tomas Derecho - E1	Universidad Santo Tomas Sede Norte - Cra 9A No 63-28 Estacion Calle 72
KTI	Caracas	KTI U Santo Tomas Sede Dr Angelico - E1	Universidad Santo Tomas Sede Dr Angelico - Cra 9 No 72-90.

2

KTI	Caracas	KTI U INSUTEC - E1	Fundacion de Educacion Superior INSUTEC - Calle 69 No 14-30. Estación Las Flores
PVE	Caracas	CALLE 63	19241 PVE Calle 63 - E2
KTI	Caracas	KTI U Konrad Lorenz -E1	Universidad KONRAD LORENZ Cra 9 Bis No 62-43 piso 2 frente a los cajeros. Estacion Calle 63
KTI	Caracas	KTI U Sena Financiero - E1	Centro de Servicios Financieros (SENA) Cra 13 # 65 - 10. Estacion Calle 63
KTI	Caracas	KTI U Rosario Quinta de Mutis - E1	Universidad del Rosario Sede Quinta de Mutis Cra 24 # 63 C - 66. Estacion Calle 63
KTI	Caracas	KTI U Libertadores - E1	Universidad Los Libertadores carrera 15 No 63A-87. Estacion Calle 63
KTI	Caracas	KTI U Libertadores - E2	Universidad Los Libertadores carrera 15 No 63A-87. Estacion Calle 63
KTI	Caracas	KTI U Fundacion San Jose - E1	Fundación de Educación Superior San José Av. Caracas No 63-21. Estacion Calle 63
KTI	Caracas	KTI U INCAP - E1	Centro de Aprendizaje INCAP Calle 64 No 13-53. Estacion Calle 63
KTI	Caracas	KTI U Salle Chapinero - E1	Universidad de la Salle( Sede Chapinero) Cra 5 # 59 A 44. Estacion Calle 57
PVE	Caracas	CALLE 57	19204 PVE Tia Chapinero - E1
KTI	Caracas	MARLY - E1	Mauris Copy Ltda. Cra 13 # 50 - 86. Estacion Marly
PVE	Caracas	MARLY	19205 PVE Marly - E1
KTI	Caracas	KTI U Santo Tomas Ppal - E1	Universidad Santo Tomas Sede Principal Cra 9 # 51 – 11. Estacion Marly
KTI	Caracas	KTI U Sena Gestion de Mercados - E1	SENA - Centro de Gestión de Mercados Logística y Tecnologías de la Información. Calle 52 No 13 – 65. Estacion Marly
KTI	Caracas	KTI U Cooperativa Sede 8 - E1	Universidad Cooperativa de Colombia (Sede 8) Av Caracas # 41 - 19. Estacion Calle 45
PVE	Caracas	CALLE 45	19206 PVE Calle 45 - E1
KTI	Caracas	KTI U Catolica Cra 13 - E1	Universidad Catolica ( Sede Cra 13) Carrera 13 No 47-49. Estacion Calle 45
KTI	Caracas	KTI U Catolica Claustro - E1	Universidad Catolica ( Sede Claustro) Calle 47 No 15B - 10. Estacion Calle 45
KTI	Caracas	KTI U Javeriana - E1	Pontificia Universidad Javeriana Calle 40 No. 5-37. Estacion Calle 45
KTI	Caracas	KTI Av 39 - E1	Fundacion Universitaria INPAHU Sede Principal.Antigua 39 # 15-58/ NuevaDiag 40 A No 15-58. Estacion AV 39
KTI	Caracas	KTI Av 39 - E2	Madelein. Cra 13# 38-03. Estacion AV 39
KTI	Caracas	KTI U Cooperativa Sede 1 - E1	Universidad Cooperativa de Colombia (Sede 1). Av. Caracas # 37-63. Estacion AV 39
KTI	Caracas	KTI Centro Internacional - E1 Davivienda	Centro Internacional CCI DAVIVIENDA. Calle 28 No 13 A 28 Torre Bancafe
PVE	Centro	CALLE 22	19209 PVE Calle 22 - E1
PVE	Centro	CALLE 19	19207 PVE Calle 19 - E1
KTI	Centro	KTI U Jorge Tadeo Lozano- E1	Universidad Jorge Tadeo Lozano Cra 4 No 22-61. Estacion Las Aguas
KTI	Centro	KTI U Central Sede Centro - E1	Universidad Central Sede Centro, Pasillo Facultad de Ingeniería - Cra 5 No 21-38. Estacion Museo del Oro
KTI	Centro	KTI U Los Andes - E1	UNIVERSIDAD DE LOS ANDES CRA 1 No 18a -12 Edificio RGB, Primer Piso. Estacion Las Aguas
KTI	Centro	KTI U Salle La Candelaria - E1	Universidad de la salle (Sede La Candelaria) Cra 2 # 10-70. Estacion Las Aguas
KTI	Centro	KTI U Rosario Claustro - E1	Universidad del Rosario Sede el Claustro Calle 14 # 6-25. Estacion Museo del Oro
PVE	Centro	MUSEO DEL ORO	19301 PVE Museo del Oro - E1
KTI	Caracas Sur	KTI U UNAD Mutis - E1	Universidad Nacional Abierta y a Distancia - Sede José Celestino Mutis - Calle 14sur No 14-23. Estacion Nariño / Fucha
KTI	Caracas Sur	KTI Restrepo - E1	Droguería La Fragua. Cra 17 No 18-84 Sur. Estacion Restrepo (Oriente)

3

KTI	Caracas Sur	KTI Calle 40 Sur - E2	Segunda parada alimentadores Tunal Droguería Drogas Yahannah Cra 24 A No 46-12 Sur Tunal
KTI	Nqs	KTI Sena Centro de Gestion - E1	SENA - Centro de Gestión y Fortalecimiento Socio Empresarial - Transversal 78 J No 41 D 15 Sur. Estación Banderas
KTI	Nqs	KTI UNAD Jose Avecedo - E1	UNAD Sede José Acevedo - Autopista Sur No. 16-38
KTI	Nqs	KTI U Sena complejo Sur - E1	SENA Complejo Sur - Avenida 30 No 17 B 25 Sur - Estacion Sena
KTI	Nqs	KTI U Sena Paloquemao - E1	SENA Complejo Paloquemao - Carrera 31 No 14 – 20. - Estacion Paloquemao
KTI	Nqs	KTI U Nacional - E2	Carrera 30 No 45-03 Facultad Ciencias Ecobomicas Edificio (311) - Estacion U. Nacional
KTI	Nqs	KTI Universidad Nacional - E1	Carrera 30 No 45-03 Hemeroteca Nacional Piso 2 - Estacion U. Nacional
KTI	Americas	KTI Pradera - E1	Estacion Pradera
KTI	Americas	KTI Tintal - E1	CIUDAD TINTAL CENTRO COMERCIAL - Carrera 94 No 6C - 30. Estacion Biblioteca Tintal

SCHEDULE B

Subsidiaries –

Innovation in Motion Inc., a Florida corporation

Multipay S.A., a Colombian corporation

ID Global LATAM S.A.S., a Colombian corporation

Collateral Location/books of account and records

Longwood, Florida

Financing Statements on Form-1

Florida

SCHEDULE C

Secretary of State of the State of Florida

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